Exhibit 99.1

                                [EARTHSHELL LOGO]


FOR IMMEDIATE RELEASE
CONTACTS:
                  *Media Inquiries:                     *Investor Inquiries:
                                                        inquiries@earthshell.com
                  *EarthShell Corporation
                   Vincent J. Truant
                   410/847-9420

                  www.earthshell.com

                  *Thompson Street Capital Partners;
                   Renewal Products, Inc.
                   Contact: www.thompsonstreet.net


   EARTHSHELL(R) CORPORATION SIGNS NEW LICENSEE, RENEWABLE PRODUCTS INC. (RPI)

THOMPSON STREET CAPITAL PARTNERS TO FUND PURCHASE OF DTE EQUIPMENT FOR RPI

SANTA BARBARA, CA, JUNE 17, 2005-EarthShell Corporation (OTCBB:ERTH ) EarthShell Corporation, innovators of food service packaging designed with the environment in mind, today announced that it has signed ReNewable Products, Inc. (RPI) as its newest licensee. The concept of developing RPI, as a new entity, was the result of collaboration between Thompson Street Capital Partners (TSCP) and EarthShell Corporation.

RPI, as part of TSCP and with funding from them, has placed a binding purchase order with Detroit Tool & Engineering (DTE) for an initial 16 equipment modules. In turn, EarthShell Corp. and RPI have signed a 20% royalty bearing exclusive license which allows RPI to produce EarthShell's environmentally preferable plates and bowls for the important and growing U.S. Mass Merchandising & Retail markets as well as all government agencies. In their market space, RPI will be targeting EarthShell plates and bowls to customers such as Wal-Mart, Costco, Target, K-Mart, the Interior Department, Environmental Protection Agency, the Department of Defense and many other valuable and strategic customers to include government funded schools, colleges and universities.

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As part of more detailed  plans to begin  shipping  EarthShell  plates and bowls this quarter, DTE, a licensed EarthShell equipment producer, will lease 40,000 sq. ft of manufacturing space, in a separate part of its facilities in Lebanon, Missouri, to RPI. In so doing, the companies are cooperating to facilitate ease of module installation & de-bug time and accelerate production timelines. Installation of the initial 16 modules is currently being completed and start up is planned on a phased in basis running through September. The first two modules are scheduled to be on line and shipping small initial quantities of plates and bowls this month. The area being leased will provide space for up to 32 manufacturing modules, warehousing of raw materials and finished inventory with the ability to accommodate the appropriate distribution requirements for excellent customer service. Go to market plans and market estimates for RPI will be provided in the near future by Russell Greer, President of RPI.

James A Cooper, co-founder of Thompson Street Capital Partners, stated "Thompson Street is excited to play a major role in bringing EarthShell's environmentally unique and biodegradable plate and bowl project to fruition. Our investment in DTE, as an EarthShell equipment supplier, has given us a unique and valuable understanding of the manufacturing process and business opportunity at hand." Mr. Cooper added, "through RPI we are broadening our interests in EarthShell packaging and demonstrating our belief in its value to all customers and users of disposable packaging."

Subject to achieving certain defined conditions or milestones, set forth by EarthShell, RPI, and TSCP, RPI may merge its operations into EarthShell at a time to be announced later. These milestones include completion of 16 manufacturing modules operating at agreed to levels of effectiveness, and RPI generating royalty income for EarthShell. If a merger is completed, RPI will exchange its assets and operations for 8 million shares of restricted EarthShell stock.

"Today's news provides investors extremely positive and significant information regarding the return of EarthShell Packaging to the marketplace," stated Vincent
J. Truant, EarthShell President and Chief Operating Officer. "The clear synergy of EarthShell, Thompson Street Capital Partners, Detroit Tool & Engineering and now the newest member of this strong alliance, ReNewable Products Inc, will become even more evident as we progress through 2005. The marketplace, consumers, customers and certainly the environment have waited for today's news and we are pleased to deliver it" added Truant.

EarthShell Corporation is engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

EarthShell sandwich containers, plates, bowls and wraps are designed with the environment in mind. Developed over many years using a "life cycle inventory" and in consultation with leading environmental experts, EarthShell products reduce the environmental burdens of rigid food service packaging through the careful selection of raw materials, processes and suppliers. The products are made primarily from natural limestone and starch from potatoes, wheat or corn. The new packaging poses substantially fewer risks to wildlife than polystyrene foam packaging because it biodegrades when exposed to moisture in nature, physically disintegrates in water when crushed or broken, and can be composted in a commercial facility (where available) or in your backyard.

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For more information, please visit our website at www.earthshell.com.

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This press release may contain  "forward-looking  statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.